Exhibit 5.1

February 11, 2021

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Ladies and Gentlemen:

We have acted as local Nevada counsel to Wynn Resorts, Limited, a Nevada corporation (the “Company”), in connection with the registration of 6,500,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and, to the extent the Underwriters (as defined below) exercise their option therefor, up to 975,000 additional shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”), for issuance and sale as described in the Company’s Registration Statement on Form S-3 (File No. 333-234542) (the “Registration Statement”), including the Prospectus, dated November 6, 2019, contained therein (the “Base Prospectus”), as supplemented by (i) the Preliminary Prospectus Supplement, dated February 8, 2021 (together with the Base Prospectus, the “Preliminary Prospectus”) and (ii) the Prospectus Supplement, dated February 8, 2021 (together with the Base Prospectus, the “Prospectus”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

For purposes of issuing the opinion hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, the Preliminary Prospectus and the Prospectus, (ii) the Company’s articles of incorporation and bylaws, each as amended to date, and (iii) such agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate, including that certain Underwriting Agreement, dated February 8, 2021 (the “Underwriting Agreement”), by and between the Company and the representatives of the several underwriters named in Schedule I thereto (the “Underwriters”). We have also obtained from officers, representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification that (i) each natural person executing any of the documents we reviewed has sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; and (iv) after any issuance of Option Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement (including the Underwriting Agreement) or arrangement or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada. The opinion set forth herein is expressly limited to and based exclusively on the general corporate laws of the State of Nevada as in effect as of the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, having regard to legal considerations and other information that we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when and to the extent the Shares are issued and sold against payment in full of all consideration required therefor and in accordance with the terms of, and in the manner contemplated by, the Underwriting Agreement, and as described in the Registration Statement, the Preliminary Prospectus and the Prospectus, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is based upon the applicable laws, rules and regulations of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in any laws, rules regulations or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Brownstein Hyatt Farber Schreck, LLP